ARTICLES OF MERGER

         THESE ARTICLES OF MERGER are dated as of December 31, 1996, by and among Homeplex Mortgage Investments Corporation, a Maryland corporation ("Surviving Company"), and Monterey Homes Construction II, Inc., an Arizona corporation ("MHC II") and Monterey Homes Arizona II, Inc., an Arizona corporation ("MHA II", together with MHC II, the "Merged Companies"), such corporations sometimes hereinafter being jointly referred to as the "Constituent Corporations".

                              W I T N E S S E T H:

         WHEREAS, Surviving Company, the Merged Companies, and the shareholders of the Merged Companies, have entered into an Agreement and Plan of Reorganization (the "Agreement") in which the parties thereto agreed, among other things, that each of the Merged Companies would be merged with and into Surviving Company (the "Merger");

         NOW, THEREFORE, the following is adopted as and for the Articles of Merger of the Constituent Corporations:

         1. MHC II and MHA II were incorporated under the laws of the State of Arizona on June_1, 1995 and own no interest in land in the State of Maryland.

         2. On the effective date of the Merger (as defined in paragraph 16 hereof and sometimes referred to herein as the "Effective Date"), the Merged Companies shall be merged with and into Surviving Company which shall be the surviving corporation.

         3. Surviving Company shall be governed by the laws of the State of Maryland and the registered office of Surviving Company in that state shall be CT, Inc.

         4. Upon the Merger becoming effective, the separate existence of the Merged Companies shall cease, and Surviving Company shall succeed to and possess all the properties, rights, privileges, powers, franchises and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities and duties of the Merged Companies, all without further act or deed, as provided in the applicable provisions of the Maryland Corporations and Associations Code and the Arizona Business Corporation Act.

         5. Except as amended by the provisions of paragraph 6 hereof, the Articles of Incorporation and bylaws of Surviving Company as in effect on the Effective Date shall be, from and after the Effective Date, the Articles of Incorporation and bylaws of the surviving corporation until they are thereafter amended.

         6. The amendments to the Articles of Incorporation of Surviving Company which are to be effected as part of the Merger are to (i) delete Article IX of said charter in its entirety, (ii) renumber existing Article X of said charter to Article IX, (iii) delete Articles I, VI and VIII of said charter and to substitute the following new articles, (iv)_delete subparagraph (a) to Article_V of said charter and to substitute the following subparagraph (a) to Article_V of said charter, and (v) add the following subparagraph (e) to Article V of said charter:
                                    ARTICLE I

                                      NAME
                                      ----

         The  name  of  the  corporation   (which  is  hereinafter   called  the
"Corporation") is: Monterey Homes Corporation.

                                    ARTICLE V
                                  CAPITAL STOCK
                                  -------------

         (a) The total number of shares of stock of all classes which the Corporation has authority to issue is sixteen million six hundred sixty-six thousand six hundred sixty-seven (16,666,667) shares of capital stock, par value three cents ($.03) per share, amounting in aggregate par value to Five Hundred Thousand Dollars ($500,000). All of the authorized shares are classified as Common Stock of the same class (the "Common Stock").

         (e) Simultaneously with the Effective Date of this amendment and immediately after the Merger, the authorized shares of the Corporation's Common Stock, par value $0.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be split and changed into one-third (1/3) of a share (the "Stock Split") of the Corporation's Common Stock, par value $0.03 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Stock Split"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are split under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to the number of shares of New Common Stock into which the Old Common Stock shall have been split and the right to receive New Certificates therefor pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that rounding for fractional shares to any one person shall not exceed one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are split under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so split, until thereafter reduced or increased in accordance with applicable law.

                                   ARTICLE VI
                                   DIRECTORS
                                   ---------

         The number of directors of the Corporation shall be as set forth in the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereinafter in force. The directors shall be divided into two classes designated Class I and Class II. Each Class shall consist of one-half of the directors or as close as approximation thereto as possible. The Class I directors shall stand of election at the 1996 annual meeting of shareholders and shall be elected for a two-year term. The Class II directors shall stand for election at the 1996 annual meeting of shareholders and shall be elected for a one-year term. At each annual meeting of shareholders, commencing with the annual meeting to be held during fiscal 1997, each of the successors to the directors of the Class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.

                                  ARTICLE VIII
                        RESTRICTION ON TRANSFER OF SHARES
                        ---------------------------------

         (a) In order to preserve the net operating loss carryovers, capital loss carryovers and built-in losses (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until the earlier of (x) the business day following the fifth anniversary of the effectiveness of this
Article VIII, (y) the repeal of Sections 382 and 383 of the Code (or successor provisions) if the Board of Directors determines that the restrictions are no longer necessary, or (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with paragraph (i) of this Article VIII (such date is sometimes referred to herein as the "Expiration Date"):

         (i) No person (as herein defined), including the Corporation, shall engage in any Transfer (as herein defined) with any person to the extent that such Transfer, if effective, would cause the Ownership Interest Percentage (as herein defined) of any person or Public Group (as herein defined) to increase to
4.9 percent or above, or from 4.9 percent or above to a greater Ownership Interest Percentage, or would create a new Public Group; provided, however, that the foregoing restriction on such Transfers shall not be applicable to the Transfer of shares of Stock pursuant to (1) the exercise of any option that is issued by the Corporation and is outstanding on the effective date of the amendment to the Amended and Restated Articles of Incorporation of the Corporation which makes this Article VIII a part of such Amended and Restated Articles of Incorporation, (2) the exercise of those certain options initially covering 750,000 shares (prior to the Stock Split) of stock referred to in the Stock Option Agreement dated December_21, 1995 between the Corporation and Alan
D. Hamberlin, (3) the issuance of the 800,000 shares (prior to the Stock Split) of Contingent Stock referred to in the Agreement and Plan of Reorganization dated as of September 13, 1996 (the "Agreement") or (4) the exercise of those certain options initially covering an aggregate of 1,000,000 shares (prior to the Stock Split) of stock referred to in those Stock Option Agreements dated December 31, 1996 between the Corporation and each of William W. Cleverly and Steven J. Hilton.

         For purposes of this Article VIII:

                  (A) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or other entity or organization, including, without limitation, any "entity" within the meaning of Treasury Regulation Section 1.382-3(a);

                  (B) a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(i)(A),
         1.382-2T(h)(2)(iii)    and   1.382-2T(h)(6)(iii)   or   any   successor
         regulations shall not apply and any Option Right to acquire Stock shall be considered exercised;

                  (C)   "Transferee"   means  any   person  to  whom   Stock  is
         Transferred;

                  (D) "Stock" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not described in Section 1504(a)(4) solely because it is entitled to vote as a result of dividend arrearages), any Option Rights to acquire Stock, and all other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (or any successor regulation);

                  (E) "Public Group" shall mean a group of individuals, entities
         or   other   persons   described   in   Treasury   Regulation   Section
         1.382-2T(f)(13) or any successor regulation;

                  (F) "Option Right" shall mean any option, warrant, or other right to acquire, convert into or exchange or exercise for, or any similar interests in, shares of Stock;

                  (G) "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event, that causes a person to acquire or increase an Ownership Interest Percentage in the Corporation, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any Option Right with respect to Stock, (b) the disposition of any securities or rights convertible into or exchangeable or exercisable for Stock or any interest in Stock or any exercise of any such conversion or exchange or exercise right, and (c) transfers of interests in other entities that result in changes in direct or indirect ownership of Stock, in each case, whether voluntary or involuntary, of record, and by operation by law or otherwise;

                  (H) "Optionee" means any person holding an Option Right to acquire Stock.

         (ii) Any Transfer that would otherwise be prohibited pursuant to the preceding subparagraph may nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board (including a majority of the Independent Directors, as such term is defined in the Agreement) determines in its discretion (x) based upon an opinion of legal counsel or independent public accountants selected by the Board, that such transaction will not jeopardize or create a material limitation on the Corporation's then current or future ability to utilize its Tax Benefits, taking into account both the proposed transaction and potential future transactions, or
(y) that the overall economic benefits of such transaction to the Corporation outweigh the detriments of such transaction. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

         (b) Unless approval of the Board of Directors is obtained as provided in subparagraph (a)(ii) of this Article VIII, any attempted Transfer that is prohibited pursuant to subparagraph (a)(i) of this Article VIII, to the extent that the amount of Stock subject to such prohibited Transfer exceeds the amount that could be Transferred without restriction under subparagraph (a) (i) of this

Article VIII (such excess hereinafter referred to as the "Prohibited Interests"), shall be void ab initio and not effective to transfer ownership of the Prohibited Interests with respect to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Interests (including, without limitation, the right to vote or to receive dividends with respect thereto), or otherwise as the holder of the Prohibited Interests. All rights with respect to the Prohibited Interests shall remain the property of the person who initially purported to Transfer the Prohibited Interests to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Interests are resold as set forth in subparagraph (b)(i) or subparagraph (b)(ii) of this Article VIII.

         (i) Upon demand by the Corporation, the Purported Acquiror shall Transfer any certificate or other evidence of purported ownership of the Prohibited Interests within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Interests that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Interests to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Interests as agent for the Initial Transferor, and in lieu of Transferring the Prohibited Interests to the Agent shall Transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph (b)(ii) if the Prohibited Interests had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Interests by the Purported Acquiror other than a Transfer described in one of the two preceding sentences shall not be effective to Transfer any ownership of the Prohibited Interests.

         (ii) The Agent shall sell in an arms-length transaction (on the New York Stock Exchange, if possible) any Prohibited Interests transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Interests, and (y) where the purported Transfer of the Prohibited Interests to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Interests at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The

Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

         (c) Within thirty (30) business days of learning of a purported Transfer of Prohibited Interests to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Interests, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand the Corporation shall institute legal proceedings to compel such Transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation under this Article VIII.

         (d) Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Interests to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer.

         (e) In the event of any Transfer which does not involve a Transfer of "securities" of the Corporation within the meaning of the Maryland Corporations and Associations Code, as amended ("Securities"), but which would cause a person or Public Group (the "Prohibited Party") to violate a restriction provided for in subparagraph (a) of this Article VIII, the application of subparagraphs (b) and (c) of this Article VIII shall be modified as described in this paragraph
(e). In such case, the Prohibited Party and/or any person or Public Group whose ownership of the Corporation's Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of subparagraph (a) of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such amount of Securities which are deemed to be disposed of shall be considered Prohibited Interests and shall be disposed of through the Agent as provided in subparagraphs (b) and (c) of this Article VIII, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Interests at the time of the prohibited Transfer. All expenses incurred by the Agent in disposing of the Prohibited Interests shall be paid out of any amounts due the Prohibited Party Group.

         (f) The Corporation may require as a condition to the registration of the transfer of any shares of its Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interests in, or options to acquire, Stock.

         (g) All certificates evidencing ownership of shares of Stock that are subject to the restrictions on Transfer contained in this Article VIII shall bear a conspicuous legend referencing the restrictions set forth in this Article VIII.

         (h) Any person who knowingly violates the restrictions on Transfer set forth in this Article VIII will be liable to the Corporation for any costs incurred by the Corporation as a result of such violation.

         (i) Nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) accelerate or extend the Expiration Date, (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subparagraph (a)(i), or (iii) modify the definitions of any terms set forth in this Article VIII; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel or independent public accountants to the Corporation.

         (j) The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this
Article VIII, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

         7.  The  authorized   share   structure  of  each  of  the  Constituent
Corporations is as follows:

                                                            Surviving Company
                                                            -----------------
                                                           (after giving effect
                               MHC II       MHA II          to the Stock Split)
                               ------       ------

Total number of shares of
all classes:                  2,000,000    2,000,000             16,666,667

Number and par value of
shares of each  class:        2,000,000    2,000,000             16,666,667
                              shares of    shares of              shares of
                            common stock,  common stock,        common  stock,
                            $.00017  par    $.0007 par          $.03 par value
                                value         value

Number of shares  without
par value of each class:          -             -                      -

Aggregate  par value of all
shares with par value:          $340        $1,400                  $500,000



         8. The manner and basis of the conversion of the shares of the Merged Companies shall be in accordance with the Agreement, including, but not limited to, the following:

                  (a) Upon the Merger becoming effective, each share of common stock of each Merged Company (the "Merged Companies Common Stock") issued and outstanding on the Effective Date, by reason of the Merger and without any action on the part of the holders thereof, shall be converted into the Merger Consideration Per Share (as defined below), except that any shares of the Merged Companies Common Stock owned by Surviving Corporation or held in the treasury of any of the Merged Companies shall be cancelled and all rights in respect thereof shall cease to exist and no securities, cash or other property shall be issued in respect thereof. The term

"Merger Consideration Per Share" shall mean for each Merged Company an amount equal to the Merger Consideration (as defined below) divided by the number of issued and outstanding shares of common stock of such Merged Company. The term "Merger Consideration" shall mean for each Merged Company (i) a number of shares of Old Common Stock of Surviving Company (the "Surviving Company Common Stock") equal to (x) the book value of such Merged Company as of the Effective Date multiplied by (y) a factor of 3.0 and divided by (z) the fully diluted book value per share of the Surviving Company Old Common Stock as of the Effective Date; provided, however, in the event the sum of the Merged Companies book values used in clause (x) above is more or less than $2,500,000, the excess or shortfall shall be distributed or contributed in cash as set forth in Section 1.3(b) of the Agreement, and (ii) a pro rata portion of the Contingent Stock upon the terms and conditions as set forth in Section 1.3(f) of the Agreement. In addition, the Surviving Company shall pay to or receive from the shareholders of the Merged Companies in cash the Adjustment Amount as such term is defined in
Section 1.3(b) of the Agreement.

                  (b) Certificates for fractional shares of Surviving Company Common Stock shall not be issued. The total number of shares of Surviving Company Common Stock that any person shall have a right to receive under these Articles of Merger will be rounded up to the nearest whole share of Surviving Company Common Stock.

                  (c) After the Effective Date, each holder other than Surviving Company of an outstanding certificate or certificates theretofore representing shares of the Merged Companies Common Stock (the "Merged Companies Stock Certificates"), upon surrender thereof to such bank, trust company or other person including Surviving Company as shall be designated by the Surviving Company (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Surviving Company Common Stock into which the shares of the Merged Companies Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted. Until so surrendered, each Merged Companies Stock Certificate, shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Surviving Company Common Stock, to represent the appropriate number of whole shares of Surviving Company Common Stock into which the shares of the Merged Companies Common Stock theretofore represented thereby shall have been converted. No dividend or other distribution, if any, payable to holders of shares of Surviving Company Common Stock shall be paid to the holders of certificates theretofore representing shares of the Merged Companies Common Stock; provided, however, that upon surrender and exchange of such the Merged Companies Stock Certificates there shall be paid to the record holders of the stock certificate or certificates, issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore but subsequent to the Effective Date have become payable with respect to the number of whole shares of Surviving Company Common Stock into which the shares of the Merged Companies Common Stock theretofore represented thereby shall have been converted.

                  (d) All issued shares of Surviving Company Common Stock, whether outstanding or reacquired immediately prior to the Effective Date, shall continue unchanged as shares of common stock of Surviving Company, except as otherwise changed pursuant to the Stock Split.

         9. The terms and conditions of the Merger and the Agreement were advised, authorized, and approved by Surviving Company in the manner and by the vote required by its Articles of Incorporation and the provisions of the Maryland Corporations and Associations Code, and the said Merger and Agreement approved in the manner hereinafter set forth.

         10. The Merger and the Agreement were duly advised and approved by the Board of Directors of Surviving Company in the following manner. Said Board of Surviving Company adopted a resolution declaring that the Merger of the Merged Companies into Surviving Company is advisable upon the terms and conditions set forth in the Agreement. Said resolution of the Board of Directors was adopted at a meeting duly held on September 5, 1996, at which a quorum was present, and at which the Board acted by at least a majority of its members present thereat.

         11. The Board of Directors of Surviving Company directed the Secretary of the corporation to prepare a written notice of the time, place, and purpose of a meeting of shareholders of Surviving Company to take action upon the proposed Merger and the Agreement and to furnish a copy of said notice to all of the shareholders of Surviving Company entitled to vote upon the proposed Merger and the Agreement.

         12. The Merger and the Agreement were duly approved by the shareholders of Surviving Company in the following manner. At a meeting of shareholders duly held on December 23, 1996, pursuant to notice duly given, the shareholders approved the same by the affirmative vote of at least a majority of all shares outstanding.

         13. The terms and conditions of the Merger herein set forth were duly advised, authorized, and approved, in respect of the Merged Companies, in the manner and by the vote required by the Articles of Incorporation of said corporations and by the laws of the State of Arizona, which is the state of incorporation of said corporations.

         14. The Merger and the Agreement were duly advised and unanimously approved by the respective Board of Directors of each of the Merged Companies at a meeting held pursuant to notice on July 31, 1996.

         15. The Merger and the Agreement were duly approved by the shareholders of the Merged Companies by unanimous written consent dated September_9, 1996.

         16. Subject to and in accordance with the laws of the States of Maryland and Arizona, the conditions precedent contained in the Agreement and the other obligations of the parties set forth in the Agreement, the effective date of the Merger (the "Effective Date") for purposes of state law shall be such date and time the Articles of Merger are filed with the Secretary of State of the State of Maryland and the Corporation Commission of the State of Arizona.

         17. Notwithstanding anything herein to the contrary, the Merger may be terminated at any time on or before the Effective Date as provided in the Agreement. In the event of the termination of the Merger, these Articles of Merger shall become void and of no effect without any liability to the Constituent Corporations or to the directors, officers, representatives or agents of any of them except for the obligations the Constituent Corporations to pay certain fees and expenses as provided for in the Agreement.

         18. These Articles of Merger may be modified at any time in any respect by the mutual consent of the Constituent Corporations, notwithstanding prior approval by the respective shareholders. Any such modification may be approved for any such corporation by its Board of Directors, without further shareholder approval, except that the value and method of calculating the Merger Consideration to be issued in exchange for the shares of the Merged Companies Common Stock may not be increased or materially altered without the consent of the shareholders of Surviving Company and may not be decreased or materially altered without the consent of the shareholders of the Merged Companies given, in each case, by the same vote as is required under applicable state law for approval of the Merger; provided, however, no consent of the shareholders of the Constituent Corporations shall be required to substitute cash in place of Surviving Company Common Stock.

         IN WITNESS WHEREOF, each of the Constituent Corporations has caused these Articles of Merger to be executed under the penalty of perjury on the 31st day of December, 1996.


                                   HOMEPLEX MORTGAGE INVESTMENTS
                                   CORPORATION


                                   By: /s/ Alan D. Hamberlin
                                   Name:    Alan D. Hamberlin
                                   Title:   Chairman and Chief Executive Officer


                                   Attested to:


                                   By: /s/ Jay R. Hoffman
                                   Name:    Jay R. Hoffman
                                   Title:   President, Secretary and Treasurer




                                   MONTEREY HOMES CONSTRUCTION II, INC.


                                   By: /s/ William W. Cleverly
                                   Name:    William W. Cleverly
                                   Title:   President

                                   Attested to:


                                   By: /s/ Steven J. Hilton
                                   Name:    Steven J. Hilton
                                   Title:   Secretary and Treasurer
                                   MONTEREY HOMES ARIZONA II, INC.


                                   By: /s/ Larry W. Seay
                                   Name:    Larry W. Seay
                                   Title:   Chief Financial Officer


                                   Attested to:


                                   By: /s/ Steven J. Hilton
                                   Name:    Steven J. Hilton
                                   Title:   Secretary and Treasurer